Exhibit 10.1

Execution Version
PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of September 20, 2010 to be effective as of the Effective Date (as defined below) by and between SHOPS AT SYCAMORE CREEK, LLC, a California limited liability company (“Seller”), and RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation (“Buyer”).

RECITALS

A.          Seller owns a shopping center commonly known as The Shops at Sycamore Creek consisting of approximately 74,198 rentable square feet, located at 11762, 11800, and 11882 De Palma Road, Corona, Riverside County, California, the legal description of which is attached as Exhibit A (the “Property”).  If no legal description is attached, then the legal description of the Property shall be as contained in the Preliminary Commitment (defined in Section 5), subject to Buyer’s and Seller’s reasonable approval.

B.          Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Property on the terms and conditions set forth in this Agreement.

TERMS

NOW, THEREFORE, the parties agree as follows:

1.          Purchase and Sale of Property.  Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property.  The Property also includes the personal property owned by Seller that is used in the operation of the Property, which shall be conveyed to Buyer at Closing (as defined in Subsection 10.2) pursuant to a bill of sale in substantially the form attached as Exhibit B.  The list of personal property to be conveyed shall be provided by Seller to Buyer within ten (10) days after the date of the parties’ mutual execution and delivery of this Agreement (the “Effective Date”).  The Property also includes any and all water, access and other rights, easements, and interests appurtenant to the Property and (to the extent assignable without further consent) all construction warranties related to the improvements on the Property.

2.          Purchase Price.  The purchase price for the Property (the “Purchase Price”) shall be Seventeen Million Two Hundred Fifty Thousand and No/100 DOLLARS ($17,250,000.00) in cash at Closing.

3.          Earnest Money.  Within one (1) business day after the Effective Date, Buyer shall pay One Million and No/100 DOLLARS ($1,000,000.00) as earnest money (the “Earnest Money”) in cash. The Earnest Money shall be deposited with First American Title Insurance Company (the “Title Company”), 10535 Foothill Boulevard, Suite 282, Rancho Cucamonga, California 91730, Attention:  Hugo M. Tello, Telephone:  (909) 257-3956, Facsimile:  (866) 782-3439, Email:  htello@firstam.com, and shall be deposited into an interest-bearing escrow account with the Title Company in accordance with the terms of this Agreement.  All Earnest Money shall be applied to the payment of the Purchase Price at Closing.  Any interest earned on the Earnest Money shall be part of the Earnest Money.  All Earnest Money shall be returned to Buyer in the event this transaction fails to close as a result of a casualty (but only to the extent that Buyer elects to terminate this Agreement pursuant to and in accordance with Section 15), condemnation (but only to the extent that Buyer elects to terminate this Agreement pursuant to and in accordance with Section 15), default by Seller, or a failure (other than by reason of a default by Buyer) of one or more of the Specified Conditions (but not any other condition set forth in this Agreement).  For purposes of this Agreement, the term “Specified Conditions” shall mean solely the following conditions:  (a) the condition set forth in Subsection 6.5 solely with respect to the physical (as opposed to the economic) condition of the Property; (b) the condition set forth in Subsection 6.6; (c) the condition set forth in Subsection 6.8 solely with respect to the estoppel certificate from The Vons Companies, Inc. or its successor; and (d) the condition set forth in Subsection 6.9 unless the failure to satisfy such condition is attributable in whole or in part to Buyer’s disapproval of any condition or exception to title affecting the Property other than any condition or exception to title consisting of one or more deeds of trust, fixture filings, mechanics’ liens and other monetary liens (excluding, for this purpose, liens for taxes, assessments and the like that are not yet due and payable).

4.          Survey and Environmental Assessments.  During the Contingency Period (as defined in Section 6), Buyer may, at its sole discretion and expense, but subject to Section 6.2:  (a) commission a surveyor of Buyer’s choice to prepare an ALTA survey of the Property; and (b) engage an environmental consultant of Buyer’s choice to prepare a Phase I environmental site assessment of the Property and, if recommended by such consultant, obtain a Phase II environmental site assessment and perform any recommended testing.  Seller shall, subject to Section 6.2, reasonably cooperate with Buyer’s obtaining such survey and environmental site assessments.

5.          Title Documents.  On or before the third (3rd) day following the Effective Date, Seller shall instruct the Title Company to deliver to Buyer, by email transmission or any other commercially reasonable means, a preliminary commitment for title insurance issued by the Title Company (the “Preliminary Commitment”), along with all documents, whether recorded or unrecorded, referred to in the Preliminary Commitment (the “Title Documents”).  Buyer shall have until three (3) days following Buyer’s receipt of the Preliminary Commitment and the Title Documents to give Seller written notice of Buyer’s disapproval of any condition or exception to title affecting the Property (“Buyer’s Title Notice”).  If Buyer timely disapproves of any such matter of title, then, within three (3) days after Seller’s receipt of Buyer’s Title Notice, Seller shall give Buyer written notice (“Seller’s Title Notice”) of those disapproved title conditions and exceptions, if any, that Seller agrees to eliminate from the title policy and as exceptions to title or otherwise to correct (e.g., by obtaining appropriate endorsements).  Seller’s failure to deliver Seller’s Title Notice within such three (3)-day period shall be deemed Seller’s delivery to Buyer of a Seller’s Title Notice in which Seller does not agree to eliminate from the title policy or otherwise to correct any of the title conditions and exceptions noted in Buyer’s Title Notice.  Within one (1) day after Seller’s delivery or deemed delivery to Buyer of Seller’s Title Notice, Buyer shall give written notice to Seller of Buyer’s approval or disapproval of Seller’s Title Notice (with any failure on the part of Buyer to give such notice to Seller in a timely manner being deemed Buyer’s disapproval of Seller’s Title Notice).  If Buyer approves of Seller’s Title Notice, Seller shall eliminate from the title policy or otherwise correct, by the Closing Date,

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those disapproved title conditions and exceptions that Seller has agreed to eliminate or otherwise to correct in Seller’s Title Notice, and any failure to eliminate or otherwise correct such exceptions or cure such objections shall constitute a default by Seller giving rise to the rights established pursuant to Section 16 below.  If Buyer does not approve of Seller’s Title Notice, this Agreement shall terminate as provided in Section 7.  All title exceptions not objected to by Buyer and all title exceptions Seller elects not to eliminate or otherwise to correct in Seller’s Title Notice shall be “Permitted Exceptions.”  Notwithstanding anything to the contrary herein, Seller has no obligation to remove any matter of title unless Seller has expressly agreed to do so as provided in this Agreement.

6.          Buyer’s Conditions.  The conditions set forth in this Section 6 (which, for all purposes of this Agreement, includes Subsections 6.1 through 6.9 as integral parts thereof) are solely for the benefit of Buyer and may be waived only by Buyer and, except as otherwise specifically set forth herein, only if such waiver is set forth in a writing signed by Buyer.  Closing and Buyer’s obligations with respect to the transaction contemplated by this Agreement (other than Buyer’s obligations, if any, with respect to the payment or release of the Earnest Money to Seller as provided elsewhere in this Agreement and Buyer’s obligations, if any, that expressly survive either Closing or any termination of this Agreement) are subject to the satisfaction of the conditions set forth in Subsections 6.1 through 6.3 not later than ten (10) days after the Effective Date (the “Contingency Period”).  Closing and Buyer’s obligations with respect to the transaction contemplated by this Agreement (other than Buyer’s obligations, if any, with respect to the payment or release of the Earnest Money to Seller as provided elsewhere in this Agreement and Buyer’s obligations, if any, that expressly survive either Closing or any termination of this Agreement) are further subject to the satisfaction of the conditions set forth in Subsections 6.4 through 6.9 on or before the Closing Date.

6.1          Review and Approval of Documents and Materials.  On or before the expiration of the Contingency Period, Buyer shall have approved any documents and materials delivered by Seller to Buyer pursuant to this Subsection 6.1.  Unless otherwise noted below with respect to any specific item, within five (5) days after the Effective Date of this Agreement, Seller shall deliver to Buyer, for Buyer’s review and approval, the following documents and materials respecting the Property which are in Seller’s possession, custody, or control (such documents and materials, together with the documents described in the sentence immediately following Paragraph 6.1.8, being sometimes collectively referred to herein as “Seller’s Documents”):

6.1.1     Real and personal property tax statements for the most recent tax year.

6.1.2     All material and relevant environmental reports, studies and assessments concerning the Property.

6.1.3     All material and relevant soils, geotechnical, drainage, seismological and engineering reports, studies and assessments concerning the Property.

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6.1.4     Any CC&Rs (to the extent not included in the Title Documents), management agreements or other material and relevant agreements relating to all or any portion of the Property.

6.1.5     All current tenant leases and other occupancy or use agreements and any amendments thereto concerning the Property (the “Leases”) along with any tenant financial statements, and a current rent roll and aged receivables report for the Property.

6.1.6     Operating statements, copies of sales reports and CAM reports and reconciliations for the Property for the current year to date, and the previous three (3) calendar years.

6.1.7     All certificates of occupancy for the Property.

6.1.8     All service contracts and construction and equipment warranties.

In addition to hard copies of the above documents, Seller shall also make available to Buyer within five (5) days after the Effective Date, electronic copies of the following documents related to the Property which are in Seller’s possession, custody, or control:  all current leases (with amendments, modifications, extensions, and assignments and subleases); the last two (2) years’ CAM reconciliations; a current rent roll, and the current year’s operating budget for the Property.  Buyer hereby acknowledges its receipt of all Seller’s Documents.

Except as otherwise expressly set forth in Section 8.1, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in Seller’s Documents except that Seller’s Documents prepared by Seller or its agents or employees shall be complete and accurate in all material respects.  From the Effective Date through the Closing Date unless this transaction is earlier terminated, Seller shall make available to Buyer and its agents, employees and contractors all of Seller’s files, books, records and other sources of information with respect to the Property wherever located for Buyer’s inspection and copying. Buyer acknowledges that any and all Seller’s Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Buyer solely to assist Buyer in determining the feasibility of purchasing the Property. Unless and until the Closing occurs, Buyer agrees not to disclose such non-public Seller’s Documents, or any of the provisions, terms or conditions thereof, to any party outside of Buyer’s organization except as otherwise provided below.  Buyer shall return all Seller’s Documents on or before three (3) business days after the first to occur of (a) such time as Buyer notifies Seller in writing that it shall not acquire the Property or (b) such time as this Agreement is terminated for any reason.  The immediately preceding sentence shall survive any termination of this Agreement without limitation.

6.2          Inspections.  During the Contingency Period, Buyer shall have approved the condition of the Property in Buyer’s sole discretion.  Seller shall permit Buyer and its agents, at Buyer’s sole expense and risk, to enter the Property, at reasonable times during normal business hours after reasonable prior notice to Seller and after prior notice to tenants of the Property as

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required by the Leases, if any, and in accordance with the terms of such Leases to conduct inspections, investigations, tests, and studies concerning the Property and, at the election of Seller, accompanied by a representative of Seller, provided that any such representative of Seller shall comply with the schedules and timetables of Buyer and its agents, employees, contractors and consultants in inspecting the Property.  Buyer, at its expense, may also undertake the following activities with respect to the Property:  (i) third-party review of any environmental, geotechnical and other reports provided by Seller; (ii) preparation of design, planning or density studies; (iii) engineering reviews, including review of building structure and mechanical systems; (iv) preparation of an independent market survey, geotechnical and other reports; (v) review of historic preservation issues; (vi) review of local government files and documents, as well as applications and correspondence between and on behalf of Seller and any local government; and (vii) other matters pertaining to the title, physical condition or any other aspect of the Property.  Buyer shall also have the right to discuss this Agreement and the Property with third parties, including lenders, contractors and government officials and representatives; provided, however, that Buyer shall not contact or communicate with (or attempt to contact or communicate with) any tenant or other occupant of the Property without the prior written approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed, and Seller may elect to arrange and/or participate in all or any portion of such contacts or communications; and provided further, however, that Buyer shall not contact or communicate with (or attempt to contact or communicate with) any government official or representative regarding any environmental issue concerning the Property without the prior written approval of Seller in its sole discretion.

6.2.1     Testing.  In connection with any testing of the Property by Buyer, its agents, employees, representatives and/or contractors, which would include boring or removing of samples, such testing shall require that Buyer provide advance written notice thereof to Seller, specifying the date, time and anticipated duration of the entry; the purpose and scope of testing; and the identity of each person who will enter on Buyer’s behalf; be subject to Seller’s prior consent (which shall not be unreasonably withheld, conditioned or delayed); occur only in the presence of Seller’s designated representative(s), provided that any such representative of Seller shall comply with the schedules and timetables of Buyer and its agents, employees, contractors and consultants in inspecting the Property; be subject to the rights of the tenants under the Leases; and be conducted so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Seller’s tenants under the Leases. Buyer shall dispose of any samples requiring disposal after all such tests and shall dispose of such sample material at its cost in accordance with law. Seller shall notify Buyer of its approval or disapproval of the proposed testing within three (3) business days after receipt of such notice from Buyer. If Seller fails to so notify Buyer within such three (3) business day period, Seller shall be deemed to have rejected the proposed testing. Buyer acknowledges and agrees as follows: (a) Buyer’s inspection shall not cause any material injury to the Property; (b) Buyer, at its sole cost and expense, shall promptly repair any damage to the Property caused by the foregoing; and (c) Buyer shall pay all costs and expenses incurred by Buyer in connection with the foregoing. Seller and/or its representative(s) may, but shall have no obligation, to be present to observe any testing or other inspection performed on the Property.

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6.2.2     Insurance.  Buyer shall require its contractors performing the above inspections and testing prior to any entry on the Property beyond a visual inspection to name Seller as an additional insured such contractor’s policy of comprehensive general liability insurance with coverage of at least $1 million per occurrence, $1 million aggregate and a deductible of $1,000 or less with appropriate endorsements; cause the insurance carrier to waive subrogation against Seller and its employees, agents and contractors; and shall provide Seller with certificates of insurance and copies of the endorsements evidencing the foregoing upon request. Buyer shall require anyone acting on Buyer’s behalf to carry worker’s compensation insurance to the extent required by applicable law covering any activities of employees on the Property and to provide Seller with certificates of such insurance upon request.

6.2.3     Test Results.  All results of all tests and inspections shall be reported to Seller, and copies of all reports, studies and other documents including the results of tests and inspections shall be delivered to Seller.

6.2.4     Indemnity.  Buyer hereby agrees to indemnify and hold Seller harmless from and against any loss, cost, liability or damage to person or the improvements at the Property or mechanic’s liens suffered or incurred by Seller to the extent caused by Buyer or its agents’ entry onto the Property prior to Closing, and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Paragraph 6.2.4.  This Paragraph 6.2.4 shall survive the Closing and/or any termination of this Agreement.

6.3          [Intentionally Deleted]

6.4          Audit Inquiry and SEC Compliance.  On and as of the Closing Date, Seller shall have reasonably cooperated with Buyer under this Subsection 6.4.  Seller acknowledges that Buyer may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent preacquisition fiscal year and the current fiscal year through the date of acquisition for the Property.  Seller agrees to reasonably assist Buyer in preparing the SEC Filings and to provide access to Buyer’s information reasonably required in connection thereto.  In that regard, Seller acknowledges that as a REIT, Buyer will be required after the Closing to comply with certain requirements of the Securities and Exchange Commission; accordingly, Seller agrees to be bound by and to comply with the provisions set forth in Exhibit G attached hereto and made a part hereof in order to facilitate such compliance by Buyer; provided that, notwithstanding anything contained in this Agreement or in Exhibit G to the contrary, it is understood and agreed that Seller shall not be exposed to any claim, demand, loss, liability, cost or expense on account thereof and that Buyer shall indemnify and hold harmless Seller from and against any such claim, demand, loss, liability, cost or expense).  The foregoing covenant of Seller shall survive the Closing for a period of one (1) year, and the foregoing covenant of Buyer shall survive the Closing without limitation.  For the avoidance of doubt, notwithstanding anything to the contrary expressed or implied in this Agreement, in no event shall Seller’s post-closing obligations under this Subsection 6.4 be regarded as a condition set forth in Section 6 or in any of Subsections 6.1 through 6.9 for any purpose of this Agreement.

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6.5          No Material Changes.  On and as of the Closing Date, there shall have been no material adverse changes in the physical or economic condition of the Property, other than such changes as may be contemplated by this Agreement, since the Effective Date.

6.6          Representations, Warranties and Covenants of Seller.  On and as of the Closing Date, Seller shall have duly and timely performed each and every material agreement to be performed by Seller hereunder on or before the Closing Date (subject to Seller’s cure rights hereunder) and Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects.

6.7          [Intentionally Deleted]

6.8          Estoppel Certificates.  On and as of the Closing Date, Seller shall have provided Buyer with an estoppel certificate in commercially reasonable form (or, if applicable, the form required under or otherwise contemplated by the applicable lease) for any tenant of the Property designated by Buyer in writing as a critical tenant.  Buyer hereby designates The Vons Companies, Inc. (or, if applicable, its successor) as a critical tenant and agrees that no other tenant of the Property shall be deemed (or be designated as) a critical tenant.  In addition, on and as of the Closing Date, Seller shall have used commercially reasonable efforts from and after the Effective Date to provide Buyer with an estoppel certificate in commercially reasonable form (or, if applicable, the form required under or otherwise contemplated by the applicable lease) for each of Subway and all other tenants of the Property (other than The Vons Companies, Inc. or its successor).

6.9          Title Insurance.  On and as of the Closing Date, the Title Company shall be irrevocably committed to issue, upon payment of the applicable premium, the Title Policy set forth in Section 11 to Buyer.

7.          Termination.  If Buyer does not approve Seller’s Title Notice pursuant to Section 5 or if any condition set forth in Section 6 is not timely satisfied or waived by Buyer in writing for any reason, this Agreement shall automatically terminate.  Upon any such termination, all Earnest Money shall be paid to Seller unless such termination results from a failure of a Specified Condition, in which case the Earnest Money shall be fully refunded to Buyer, and this Agreement shall be of no further force or effect, except as expressly provided otherwise herein.

8.          Representations and Warranties.

8.1          Seller’s Representations and Warranties.  Seller represents and warrants (which representations and warranties are true and correct in all material respects on and as of the Effective Date and shall be true and correct in all material respects on and as of the Closing Date) to Buyer that:

8.1.1     Fee Title.  Except for the exceptions to and exclusions from title disclosed in the Preliminary Commitment or any update thereto or in the Title Documents (collectively, the “Title Exceptions”), Seller is the sole current legal and beneficial fee simple title holder of the Property and has the authority and power to enter and execute this Agreement and convey the Property to Buyer free and clear of the claims of any third party or parties (including, without limitation, any elective share, dower, curtesy or

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community property rights of any spouse), without further authorization or signature of any other person (other than any person that, as of the Effective Date, is a beneficiary under a deed of trust or other consensual lienholder).

8.1.2     Leasing Commissions.  There are as of the Effective Date, and there shall be on the Closing Date, no leasing commissions due or owing, or to become due and owing, in connection with any leases, licenses or other occupancy agreements in connection with the Property to which Seller is party or of which Seller has knowledge, except as set forth in Subsection 18.10.

8.1.3     Leases.  There are as the Effective Date, and there shall be on the Closing Date, no leases, licenses or other occupancy agreements in connection with the Property to which Seller is party or of which Seller has knowledge except for the Leases included in Seller’s Documents and any New Leases (as defined in Subsection 9.2).

8.1.4     Condemnation.  Seller has no knowledge of and has received no written notice of any pending or contemplated condemnation proceedings affecting all or any part of the Property.

8.1.5     Structural.  To Seller’s knowledge, there are no material structural defects in the building or improvements on the Property, nor to Seller’s knowledge are there any major repairs required to operate the building and/or improvements in a lawful, safe, and efficient manner.

8.1.6     Zoning/Violations.  To Seller’s knowledge, (a) there are neither any pending nor any proposed or threatened proceedings for the rezoning of the Property or any portion thereof and (b) during the period of Seller’s ownership of the Property, Seller has not acquired any knowledge of or received any written notice that any zoning, subdivision, environmental, hazardous waste, building code, health, fire, safety or other law, order, ordinance, or regulation is violated in any material respect by the continued maintenance, operation or use of the Property, including, without limitation, the improvements located thereon and any parking areas, on or after the Effective Date.

8.1.7     Compliance with Title Exceptions.  To Seller’s knowledge, Seller has substantially performed all obligations under and is not in default in complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting one or more of the Title Exceptions existing as of the Effective Date (excluding for this purpose, in the case of any such covenant, condition, restriction, right-of-way or easement, any default on the part of Seller that does not give rise to a termination right or specific performance remedy on the part of the applicable counterparty).

8.1.8     Permits.  To Seller’s knowledge, all permits, licenses, authorizations and certificates of occupancy required by governmental authorities for Seller’s management, occupancy, and operation of the Property are in full force and effect.

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8.1.9     Litigation.  No proceeding, suit or litigation relating to the Property or any part thereof, or Seller as it relates to its ownership of the Property or any aspect of the Property, is pending or, to Seller’s knowledge, threatened in any tribunal.  Seller is not the subject of, nor during the two (2) years prior to the Effective Date has Seller been the subject of,  nor has Seller received any written notice of or threat that it has or will become the subject of, any action or proceeding under the United States Bankruptcy Code, 11 U.S.C. §  101, et seq. (“Bankruptcy Code”), or under any other federal, state or local laws affecting the rights of debtors and/or creditors generally, whether voluntary or involuntary and including, without limitation, proceedings to set aside or avoid any transfer of any interest in property or obligations, whether denominated as a fraudulent conveyance, preferential transfer or otherwise, or to recover the value thereof or to charge, encumber or impose a lien thereon.

8.1.10     FIRPTA.  Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

8.1.11     Development.  Except as may be contained in the Title Exceptions, (a) Seller has not entered into any written agreement currently in effect with a third party, including, without limitation, any governmental authority, relating to any development of the Property, and (b) Seller has received no written notice and otherwise has no knowledge of any restrictions on the ability of Seller to develop or expand any portion of the Property in the future, other than as may be set forth in zoning and other applicable laws, ordinances, rules and regulations.

8.1.12     Agreements.  Seller has no knowledge of any material agreements relating to the Property to which Seller is party or of which Seller has knowledge currently in effect other than any agreements provided to Buyer contained in Seller’s Documents and any agreements disclosed by or contained in the Title Exceptions.

8.1.13     Seller’s Organization and Authority.  Seller (i) is duly organized and existing under the laws of the State of California; (ii) is authorized to enter into the transaction contemplated by this Agreement; (iii) has the power and authority to enter into this Agreement; and (iv) has not filed, voluntarily or involuntarily, for bankruptcy relief within the six (6)-month period preceding the Effective Date.

8.2          Change in Representation; Waiver.  Notwithstanding anything to the contrary contained herein, Buyer acknowledges that Buyer shall not be entitled to rely on any representation made by Seller in Section 8.1 to the extent, prior to or at Closing, Buyer shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty; provided, however, that if Buyer determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Buyer may, at its option, by sending to Seller written notice of its election either (i) terminate this Agreement or (ii) waive such breach and proceed to Closing with no adjustment in the Purchase Price and Seller shall have no further liability as to such matter thereafter.  In the event Buyer terminates this Agreement for the reasons set forth above, the Earnest Money shall be immediately refunded to Buyer and neither Buyer nor Seller shall thereafter have any other rights or remedies hereunder

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other than under Section 16.1 hereof.  In furtherance thereof, Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Buyer, to the extent that, prior to the Closing, Buyer discovers or learns of information (from whatever source, including, without limitation the property manager or the tenant estoppel certificates delivered hereunder, as a result of Buyer’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Buyer nevertheless consummates the transaction contemplated by this Agreement.

8.3          Seller’s Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Seller’s knowledge,” “to the current, actual, conscious knowledge of Seller” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only, and not any implied, imputed or constructive knowledge, without any independent investigation having been made or any implied duty to investigate, of Jonathan Hoeg, who shall have no personal liability under this Agreement or any related agreement, instrument or document or otherwise with respect to the Property.

8.4          Buyer’s Representations and Warranties.  As of the Effective Date and the Closing Date, Buyer represents and warrants to Seller that Buyer (i) is duly organized and existing under the laws of the State of Delaware; (ii) is authorized to enter into the transaction contemplated in this Agreement; (iii) has the power and authority to enter into this Agreement; and (iv) has not filed, voluntarily or involuntarily, for bankruptcy relief within the six (6)-month period preceding the Effective Date.

9.          Maintenance of Property/Insurance/Leasing.

9.1          Operation and Maintenance.  From and after the Effective Date through the Closing Date or any earlier termination of this Agreement, Seller shall:  (a) manage, maintain, operate, and service the Property, including the negotiation and execution of new leases and modifications, extensions and renewals of existing Leases (each a “New Lease” and collectively, the “New Leases”), consistent with its current operations; (b) keep the Property and every portion thereof consistent with its current operations; subject to ordinary wear and tear; (c) maintain Seller’s current property damage insurance on the Property; and (d) not make any material alterations to the Property or remove any personal property owned by Seller therefrom used in the operation of the Property unless the personal property is lost, stolen, irreparably damaged, or replaced with property of similar quality and quantity.

9.2          New Leases.  From and after the Effective Date through the Closing Date or any earlier termination of this Agreement, Seller shall provide Buyer with copies of any letters of intent for New Leases signed by the prospective tenant (or if no letter of intent is available, a written description of the material terms of the New Lease including the name of the tenant; the square footage and location of the leased premises; the term; any free rent or other lease incentives; the rent structure including any escalation provisions; projected rent start date, tenant improvement and lease commission costs; and any other material financial obligations) prior to executing a binding New Lease.  During such period, Seller will enter into a New Lease of any

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portion of the Property or amend or modify any current Lease only with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

9.3          Assignment of Lease.  At Closing, Seller shall assign and Buyer shall assume Seller’s obligations under all Leases and New Leases, pursuant to an assignment of leases in substantially the form attached as Exhibit C (the “Assignment of Leases”).

9.4          Service Contracts.  From and after the Effective Date through the Closing Date or any earlier termination of this Agreement, Seller shall not extend, renew, modify, or replace any service contracts for the Property that cannot be terminated by Seller on or before the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

9.5          Assignment of Service Contracts.  At Closing, Seller shall assign to Buyer all service contracts that Buyer elects to assume, and Seller shall also assign to Buyer all construction and equipment warranties related to the Property, pursuant to an assignment of contracts and warranties in substantially the form attached as Exhibit D (the “Assignment of Contract and Warranties”), provided that such contracts and warranties are assignable to Buyer without material expense on the part of Seller and without further consent by any applicable counterparty.

10.          Closing.

10.1          Closing Date.  The purchase and sale of the Property will be closed on the date that is ten (10) days after the Effective Date or on such other date as the parties may mutually agree (as applicable, the “Closing Date”).

10.2          Manner and Place of Closing.  This transaction will be closed in escrow at the offices of Title Company at the address in California set forth above or at such other place as the parties may mutually agree.  Closing shall take place in the manner and in accordance with the provisions set forth in this Agreement.  For purposes of this Agreement, the term “Closing” (whether or not initially capitalized) shall mean the consummation of the sale and conveyance of the Property to Buyer as evidenced by recordation of the Deed.

10.3          Prorations, Adjustments.  All the then current year’s ad valorem real property taxes and current utility expenses, and all income under any agreement concerning the Property that Buyer has approved to survive the Closing, and all rent and other expenses payable by tenants under the Leases for the month in which the Closing occurs shall be prorated and adjusted between the parties as of the Closing Date.  Rent and other expenses payable by tenants under the Leases which is delinquent as of the Closing Date shall remain the property of Seller and Seller shall retain the right to collect such amounts.  At Closing, if all or any portion of the Property is specially assessed or taxed due to its current use or classification, Seller shall pay and be solely responsible for any deferred tax, roll-back tax, special assessment and related charge, fine, penalty or other amount regardless of the period to which the same relates.  If any taxes which have been apportioned shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same after deduction of sums payable to tenants under Leases or expired or terminated Leases, shall be equitably apportioned between the

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parties hereto.  All municipal, county, state, and federal excise, transfer and documentary stamp taxes applicable to the conveyance of the Property shall be paid by Seller at the time of Closing.  This Section 10.3 shall survive the Closing without limitation.

10.4          Closing Events.  Provided the Title Company has received the sums and is in a position to cause title to the Property to be conveyed to Buyer and the Title Policy to be issued as described herein, this transaction will be closed on the Closing Date as follows:

10.4.1     The Title Company will perform the prorations described in Subsection 10.3, and the parties shall be charged and credited accordingly.

10.4.2     Buyer shall pay the Purchase Price for the Property in cash, less deposits held by Seller under the Leases, adjusted for the charges and credits set forth in this Paragraph 10.4.2, with a credit for the entire amount of all Earnest Money previously paid and all interest accrued thereon.

10.4.3     Buyer and Seller shall execute and deliver the Assignment of Leases and Assignment of Contracts and Warranties.

10.4.4     Seller shall execute and deliver a grant deed in substantially the form attached as Exhibit F and otherwise in recordable form (the “Deed”) conveying the Property to Buyer.

10.4.5     The Title Company will deliver its commitment letter committing to issue the Title Policy described in Section 11 upon recordation of the closing documents.  Seller shall pay the title insurance premium for an ALTA standard coverage owner’s policy in the amount of the Purchase Price and the charges for obtaining and recording instruments required to clear title of any exceptions that Seller has agreed to clear pursuant to the provisions of this Agreement.  Buyer shall pay any additional premium for additional coverages and endorsements requested by Buyer.

10.4.6     The Title Company will record the Deed and Buyer shall be responsible for the standard recording fees of the recorder therefor.

10.4.7     The escrow fee shall be divided equally between the parties.

10.4.8     Seller shall deliver to the Title Company and Buyer at closing an affidavit certifying that (a) there are no unrecorded leases or agreements upon the Property entered into by Seller, (b) to Seller’s knowledge, there are no mechanics’ or statutory liens against the Property (or any claims to such liens) as a result of any work done by or for Seller and (c) Seller is not a “foreign person” under FIRPTA and any similar state law in form reasonably satisfactory to Buyer.

10.4.9     Seller shall have complied with all requirements of the state of California for the recording of the Deed.

10.4.10    Escrow Holdback Agreement and Closing Credit.  At Closing, Buyer shall be entitled to a credit in the amount of $18,500, and Buyer, Seller and the

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Title Company shall execute an escrow holdback agreement in mutually agreeable commercially reasonably form whereby $65,000 of the Purchase Price shall remain in escrow for Buyer's benefit for the sole purpose of refunding CAM charge overpayments collected from tenants of the Property prior to Closing (net of any CAM charge underpayments by tenants of the Property for the same period except to the extent that Buyer determines in good faith that such underpayments are unlikely to be collected).  The parties anticipate that the total of the closing credit and the escrow holdback amounts will be sufficient to cover all such overpayments (it being understood and agreed, however, that Seller shall not be liable for any insufficiency if the parties’ anticipations prove to be incorrect).  The escrow holdback funds shall be disbursed, if at all, in connection with Buyer's first year-end CAM reconciliation following Closing and any such funds not so disbursed shall be released to Seller.

10.5          Seller’s Assistance with Transition.  Promptly after Closing, Seller shall instruct its property manager to promptly deliver letters to all current tenants notifying them of the change in ownership of the Property and the address to which future rent payments to be sent, which letters shall be prepared by Buyer for signature by Seller.  Seller shall further reasonably cooperate with the Property ownership transition issues, at no additional cost or liability to Seller, other than nominal additional administrative and legal costs, for a period of up to 60 days after Closing.

10.6          Escrow Cancellation Charges.  If the Closing does not occur because of the default of a party, the defaulting party shall bear all Escrow Cancellation Charges, if applicable.  If the Closing does not occur for any reason other than the default of a party, then Buyer and Seller shall each pay one-half of any Escrow Cancellation Charges, if applicable.  As used in this Agreement, the term “Escrow Cancellation Charges” shall mean all fees, charges and expenses incurred by the Title Company (in its capacity as escrow holder) or third parties engaged by the Title Company (in its capacity as escrow holder), as well as all expenses related to the services of the Title Company in connection with the issuance of the Preliminary Commitment and other title matters.

11.          Title Insurance.  On or as soon as reasonably practicable after the Closing Date, Seller shall direct the Title Company to furnish Buyer with an ALTA standard coverage owner’s policy of title insurance (2006 form) in the amount of the Purchase Price, together with such additional coverages and endorsements, as Buyer may require, including extended coverage, in a form reasonably satisfactory to Buyer, insuring fee title to the Property in Buyer, subject only to the Permitted Exceptions (the “Title Policy”); provided, however that, consistent with Paragraph 10.4.5 above, Seller shall be required to pay only the cost of the ALTA standard owner’s policy in the amount of the Purchase Price and Buyer shall pay additional charges for such coverages.

12.          Possession.  Seller shall deliver exclusive possession of the Property to Buyer on the Closing Date.  The respective rights and obligations of the parties not satisfied at or before Closing shall survive the delivery of the Deed and shall be binding upon and inure to the benefit of the parties and their respective heirs, assigns, successors, administrators and executors.  With respect to any of the representations, warranties and covenants made by Seller in this Agreement that expressly survive the Closing, each of such representations, warranties and covenants shall be deemed reaffirmed as of the Closing Date and (except to the extent specifically provided

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otherwise herein) each of such representations, warranties and covenants shall survive the Closing and delivery of the Deed for one (1) year, it being agreed that any action, suit or proceeding with respect to the truth, accuracy or completeness of any such representations and warranties shall be commenced, if at all, on or before the date that is one year following the Closing Date and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect.

13.          Environmental Matters.

13.1          Representations and Warranties.  Seller represents and warrants to Buyer (which representations and warranties are true and correct as of the Effective Date and shall be true and correct in all material respects on and as of the Closing Date) that:

(a)           To Seller’s knowledge, during Seller’s ownership of the Property there have been no: (A) claims, complaints, notices, or requests for information received by Seller with respect to any alleged violation of any Environmental Law (as defined below) with respect to the Property, or (B) claims, complaints, notices, or requests for information to Seller regarding potential or alleged liability under any environmental law with respect to the Property.

(b)           To Seller’s knowledge, no conditions exist at, on, or under the Property that would constitute a Hazardous Condition (as defined below).

(c)           To Seller’s knowledge, Seller is in compliance with all orders, directives, requirements, permits, certificates, approvals, licenses, and other authorizations relating to Environmental Laws with respect to the Property.

13.2          Definitions.

(a)           “Environmental Law” shall mean (i) the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. Section 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. Section  1251 et seq.), as amended; (vi) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as amended; (vii) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), as amended; (ix) the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), as amended; (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed above; (xi) any rules or  regulations adopted pursuant to or to implement the statutes, laws, ordinances and amendments listed above; and (xii) any other law, statute, ordinance, amendment thereto, rule, regulation, order or the like relating to environmental, health or safety matters.

(b)           “Hazardous Condition” shall mean  any condition caused by a legally reportable release of Hazardous Material to soil, surface water or groundwater on, in, under or about the Property that occurred during Seller’s ownership of the Property such that the presence on, in, under or about the Property (including groundwater and surface water) of the

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Hazardous Material obligated or obligates Seller to perform removal or remedial action under any applicable Environmental Law in effect prior to or as of Closing.

(c)           “Hazardous Materials” shall mean any chemical, substance, waste, material, equipment or fixture defined as or deemed hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any Environmental Law, including, but not limited to, petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCBs, and asbestos containing material.

14.          Condition of Property and Release Matters.

14.1          “As Is” Condition.  Buyer acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Property, or (f) any other matter with respect to the Property, and specifically that, except as provided herein, Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of any Hazardous Substance.  Buyer further acknowledges and agrees that, except as expressly provided in this Agreement, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller, except Seller’s Documents.  Buyer further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information.  Buyer further acknowledges and agrees that, except as expressly provided in this Agreement, and as a material inducement to the execution and delivery of this Agreement by Seller, the sale of the Property as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.”  Buyer acknowledges, represents and warrants that Buyer is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Buyer freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement; that Buyer is represented by legal counsel in connection with this transaction and Buyer has conferred with such legal counsel concerning this waiver; and that Buyer has assets in excess of $5,000,000.  The provisions of this Subsection 14.1 shall survive the Closing and/or any termination of this Agreement without limitation.

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14.2          Natural Hazard Disclosure Statement.  Within ten (10) days after the Effective Date, Seller shall deliver to Buyer a Natural Hazard Disclosure Statement (the “Statement”) in the form provided under California law.  The Statement will purport to disclose whether the Property is located in a special flood hazard area, a dam inundation failure area, a high fire severity area, a wild land fire area, an earthquake fault zone and/or a seismic hazard area.

14.3          Health and Safety Disclosure Statement.  Section 25359.7 of the California Health and Safety Code requires owners of non-residential real property who know, or have reasonable cause to believe, that any release of hazardous substance has come to be located on or beneath the real property to provide written notice of such to a buyer of the real property.  Seller hereby advises Buyer that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Property is to obtain and/or review those certain environmental assessments and studies of the Property delivered to Buyer pursuant to this Agreement (collectively, “Seller’s Environmental Reports”).  Buyer (a) acknowledges Buyer’s receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code; and (b) will be, prior to the expiration of the Contingency Period, fully aware of the matters described in Seller’s Environmental Reports.  The representations, warranties and agreements set forth in this Subsection 14.3 shall survive the consummation of the purchase and sale transaction contemplated hereby.

14.4          Buyer’s Release.  Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, and the members, managers, investment managers, property managers, partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of any of Seller and Seller’s affiliates, and their respective heirs, successors, personal representatives and assigns, and each of them, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property, (ii) the condition of title to the Property, (iii) the presence on, under or about the Property of any hazardous or regulated substance, (iv) the Property’s compliance with any applicable federal, state or local law, rule or regulation, or (v) any other aspect of the Property; provided, however, that this release does not apply to Seller’s fraud or breach of any of the representations, warranties or covenants of Seller under this Agreement which expressly survive the Closing.  Subject to the terms of the foregoing release, Buyer has not assumed liability for any claims arising with respect to the period prior to the Closing.  The terms and provisions of this Subsection 14.4 shall survive the Closing and/or any termination of this Agreement without limitation.

BUYER HEREBY ACKNOWLEDGES THAT IT HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 (“SECTION 1542”),WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF

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EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BUYER HEREBY WAIVES THE PROVISIONS OF SECTION 1542 SOLELY IN CONNECTION WITH THE MATTERS WHICH ARE THE SUBJECT OF THE FOREGOING WAIVERS AND RELEASES.

BUYER’S INITIALS:  __/s/ ST__                                                                           SELLER’S INITIALS:  __/s/ MB__

15.          Condemnation or Casualty.

15.1          Material Condemnation or Casualty.  If, prior to closing, all or any “Material” (as defined below) part of the Property is (a) condemned or appropriated by public authority or any party exercising the right of eminent domain, or is threatened thereby, or (b) if there occurs a fire or other casualty causing Material damage to the Property or any Material portion thereof, then, at the election of Buyer by written notice to Seller, either:  (i) this Agreement shall terminate and become null and void, whereupon all Earnest Money and any interest accrued thereon shall be promptly repaid to Buyer; or (ii) Seller shall not be obligated to repair any damage or destruction but (x) Seller shall assign, without recourse, and turn over to Buyer all of the insurance proceeds or condemnation proceeds, as applicable, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation including any rent abatement insurance for such casualty or condemnation and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a credit in the amount of the applicable insurance deductible.  Seller will promptly notify Buyer as to the commencement of any such action or any communication from a condemning authority that a condemnation or appropriation is contemplated, and will cooperate with Buyer in the response to or defense of such actions.

15.2          Condemnation Not Material.  If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and, after deducting Seller’s reasonable costs and expenses incurred in collecting any award, Seller shall assign, without recourse, all remaining awards or any rights to collect awards to Buyer on the Closing Date.

15.3          Casualty Not Material.  If the casualty is not Material, then the Closing shall occur without abatement of the Purchase Price except for a credit in the amount of the applicable deductible and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Buyer all of the insurance proceeds net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty.

15.4          Materiality.  For purposes of this Section 15, (i) with respect to a taking by eminent domain, the term “Material” shall mean any taking whatsoever, regardless of the amount of the award or the amount of the Property taken, excluding, however, any taking solely of (x) subsurface rights or takings for utility easements or right of way easements, if the surface of the Property, after such taking, may be used in the same manner, as reasonably determined by

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Buyer, as though such rights had not been taken, or (y) one lease of less than 10% of the rentable square feet for a term of less than five years, and (ii) with respect to a casualty, the term “Material” shall mean any casualty such that (x) the cost of repairs is greater than $5,000 or (y) a tenant occupying more than 2,000 square feet of gross leasable area of the Property has the right under its lease to terminate such lease due to such casualty.

16.          Legal and Equitable Remedies.

16.1          Default by Seller.  In the event that the purchase and sale transaction contemplated by this Agreement fails to close by reason of any default by Seller, Buyer may elect, as the sole and exclusive remedy of Buyer, to (i) terminate this Agreement and receive the Earnest Money from the Title Company, and in such event Seller shall not have any liability whatsoever to Buyer hereunder other than expressly surviving the Closing, or (ii) enforce specific performance of Seller’s obligations under this Agreement, without adjustment to, or credit against, the Purchase Price.  Buyer shall be deemed to have elected to terminate this Agreement (as provided in subsection (i) above) if Buyer fails to deliver to Seller written notice of its intent to file a cause of action for specific performance against Seller on or before thirty (30) days after written notice of termination from Seller or thirty (30) days after the originally scheduled Closing Date, whichever shall occur first, or having given Seller notice, fails to file a lawsuit asserting such cause of action within sixty (60) days after the originally scheduled Closing Date.  Seller shall only be in default or breach under this Agreement, if Seller has failed to cure a default hereunder within three (3) business days from Seller’s receipt of Buyer’s written notice to cure such breach.  For purposes of this Agreement, in no event shall a default by Seller be deemed to include (x) any failure to close due to the failure of any condition set forth in Section 6 to be satisfied or waived by Buyer or (y) any failure to close attributable to any other reason outside Seller’s reasonable control.

16.2          Default by Buyer.  In the event that purchase and sale transaction contemplated by this Agreement fails to close by reason of any default by Buyer, all Earnest Money shall be forfeited by Buyer and released from escrow to Seller, which shall be Seller’s sole and exclusive remedy on account of Buyer’s default.  Except for any breach or default attributable to Buyer’s failure to pay or deposit any sum required to be paid or deposited pursuant to this Agreement, Buyer shall be in default or breach under this Agreement only if Buyer has failed to cure any such breach or default hereunder within three (3) business days from Buyer’s receipt of Seller’s written notice to cure such breach or default.  For purposes of this Agreement, in no event shall a default by Buyer be deemed to include (x) any failure to close due to the failure of any condition set forth in Section 6 to be satisfied or waived by Buyer or (y) any failure to close attributable to any other reason outside Buyer’s reasonable control.

16.3          Liquidated Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED BY REASON OF A DEFAULT BY BUYER HEREUNDER AFTER SELLER HAS GIVEN BUYER NOTICE AS SET FORTH IN SUBSECTION 16.2 ABOVE, THEN BUYER SHALL HAVE NO FURTHER RIGHT TO PURCHASE ALL OR ANY PORTION OF THE PROPERTY FROM SELLER, AND SELLER SHALL BE ENTITLED TO RECEIVE FROM BUYER THE EARNEST MONEY AS SELLER’S LIQUIDATED

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DAMAGES.  THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT.  IN ADDITION, BUYER DESIRES TO LIMIT THE AMOUNT OF DAMAGES FOR WHICH BUYER MIGHT BE LIABLE SHOULD BUYER BREACH THIS AGREEMENT, AND SELLER DESIRES TO AVOID THE COSTS AND LENGTHY DELAYS THAT WOULD RESULT IF SELLER WERE REQUIRED TO FILE A LAWSUIT TO COLLECT ITS DAMAGES FOR A BREACH OF THIS AGREEMENT.  THEREFORE, THE PARTIES AGREE THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE, THE LIQUIDATED DAMAGES PROVIDED FOR HEREIN REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, AND SHALL BE SELLER’S SOLE REMEDY, EXCEPT FOR BUYER’S OBLIGATIONS TO INDEMNIFY SELLER AS PROVIDED IN THIS AGREEMENT, WHICH SHALL REMAIN REMEDIES OF SELLER IN ADDITION TO LIQUIDATED DAMAGES.  THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED TO BE AND SHALL NOT CONSTITUTE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE AND REPRESENT LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE §§ 1671 AND 1677.  BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE IN THIS SUBSECTION 16.3 AND THE FACT THAT SUCH PARTY WAS REPRESENTED BY COUNSEL OF ITS OWN CHOOSING WHO, AT THE TIME THIS AGREEMENT WAS MADE, EXPLAINED THE CONSEQUENCES OF THIS SUBSECTION 16.3 TO IT.  THIS SUBSECTION 16.3 DOES NOT LIMIT BUYER’S OBLIGATIONS WHICH, AS OTHERWISE PROVIDED HEREIN, SURVIVE THE TERMINATION OF THIS AGREEMENT.

BUYER’S INITIALS:  /s/ ST                                                                SELLER’S INITIALS:  /s/ MB

17.          [Intentionally Deleted]

18.          Miscellaneous.

18.1          Partial Invalidity.  In the event and to the extent any provision of this Agreement, or any instrument to be delivered by Buyer at closing pursuant to this Agreement, is declared invalid or is unenforceable for any reason, such provision shall be deemed deleted and shall not invalidate any other provision contained in any such document.

18.2          Waiver.  Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision.  Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

18.3          Survival.  With respect to any party’s covenants, agreements, representations, warranties and indemnifications in this Agreement that expressly survive the Closing and/or any termination of this Agreement, such party shall be deemed to have reaffirmed such covenants, agreements, representations, warranties and indemnifications in this Agreement

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as of the Closing Date and the same shall survive the Closing Date and delivery of the Deed for one (1) year or such other period, if any, as may be specifically provided herein.

18.4          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

18.5          Exchange.  Buyer will cooperate with Seller to allow Seller to accomplish an IRC Section 1031 exchange; provided Buyer will not be required to delay the closing or incur expenses other than nominal additional legal costs.

18.6          Notices.  All notices under this Agreement shall be in writing and hand either delivered, which shall be effective upon such delivery, or sent by (a) certified or registered mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit with postage prepaid in the United States Mail, (b) a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with that courier, or (c) telecopy or similar means (including, for this purpose, email transmissions of PDF documents and other email communications), if a copy of the notice is also sent by United States first-class mail in which case the notice shall be deemed delivered upon transmission if sent before 5 p.m. Pacific Time or the next business day, if sent after 5 p.m. Pacific Time, as follows:

If to Buyer:	Retail Opportunity Investments Corp. 3 Manhattanville Road, 2nd Floor Purchase, New York 10577 Telephone: 914/272-8080 Facsimile: 914/272-8088 Email: rschoebel@roireit.net Attention: Richard Schoebel

With a copy to:	Dunn Carney Allen Higgins & Tongue LLP
851 SW Sixth Avenue, Suite 1500
Portland, OR  97204-1357
Telephone:  503/224-6440
Facsimile:  503/224-7324
Email:  kantell@dunncarney.com
Attention:  Kenneth S. Antell

If to Seller:	Shops at Sycamore Creek, LLC
c/o Wrightwood Capital
Two North LaSalle Street, 9th Floor
Chicago, Illinois  60602
Telephone:  312/324-5983
Facsimile:  312/324-5901
Email:  jhoeg@wrightwoodcapital.com
Attention:  Jonathan Hoeg

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With a copy to:	Seyfarth Shaw LLP 333 South Hope Street, Suite 3900 Los Angeles, California 90071 Telephone: 213/270-9632 Facsimile: 213/270-9601 Email: jcochran@seyfath.com Attention: James S. Cochran

The addresses and other information above in this Subsection 18.6 may be changed by written notice to the other party.

18.7          Time of Essence.  Except as otherwise specifically provided in this Agreement, time is of the essence of each and every provision of this Agreement.

18.8          Modification.  This Agreement and any of its terms may only be changed, waived, discharged or terminated by a written instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

18.9          Entire Agreement.  This Agreement (including any exhibits attached hereto) contains the entire agreement between the parties and supersedes and replaces all written and oral agreements previously made or existing between the parties with respect to the subject matter of this Agreement.

18.10          Brokers.  Seller is represented in this transaction by the following broker and shall be solely responsible for any commission payable to such broker:  CB Richard Ellis/Gleb Lvovich.  Buyer is not represented by a broker in this transaction.  Except as provided above, each party will defend, indemnify and hold the other party harmless from any claim, loss or liability made or imposed by any other party claiming a commission or fee in connection with this transaction and arising out of the indemnifying party’s conduct.

18.11          Drafting of Agreement.  The parties acknowledge that this Agreement has been negotiated at arm’s length, that each party has been represented by independent counsel and that this Agreement has been drafted by both parties and no one party shall be construed as the draftsperson.

18.12          Counterparts/Facsimile.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  Signatures may be exchanged by any form of facsimile transmission (including, for this purpose, email transmission of PDF documents), and each party hereto agrees to be bound by its own facsimile signature and to accept the facsimile signature of the other party.

18.13          [Intentionally Deleted]

18.14          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and intended to be performed entirely therein (excluding application of any statute, rule or principle of choice or

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conflict of laws which would direct the application of the law of any other jurisdiction except to the extent that Section 1646.5 of the California Civil Code specifically provides otherwise).

18.15          Authority of Signatories.  The respective persons who have executed this Agreement on behalf of a party represent and warrant that they have been duly authorized to do so by such party and no other or further signature or approval is required to bind the party to this Agreement.  All documents delivered at Closing will be executed by a duly authorized person on behalf of such party.

18.16          Assignment.  Buyer may assign this Agreement and Buyer’s rights under this Agreement to an assignee owned or controlled by Buyer without Seller’s consent.  Except as provided above, neither party shall have the right to assign this Agreement or any of its rights or obligations hereunder to any person or other entity without the written consent of the other party, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Buyer consents to an assignment by Seller to a third party exchange accommodator as part of an IRC Section 1031 exchange.

18.17          [Intentionally Deleted]

18.18          Attorney Fees and Costs.  In the event either party breaches any obligation under this Agreement, the nonbreaching party shall be entitled to all costs and expenses incurred, including reasonable attorney fees, as a result of the breach.  In addition, in the event any suit, action, or arbitration is instituted to enforce any term of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court or arbitrator may adjudge reasonable as attorney fees in arbitration, at trial, and on appeal of such suit or action, and also any fees incurred in any bankruptcy matter, in addition to all other sums provided by law.

18.19          Confirmation of Contingency Periods.  Promptly after the Effective Date of this Agreement, the parties shall execute a Confirmation of Contingency Periods in substantially the form attached as Exhibit E, setting forth the applicable deadlines for the contingencies set forth herein.

18.20          [Intentionally Deleted]

18.21          Calculation of Time Periods.  Whenever a time period is set forth in days in this Agreement, the first day from which the designated period of time begins to run shall not be included.  The last day of the period so computed shall be included, unless it is a Saturday or legal holiday, including Sunday, in which event, the period runs until the end of the next day which is not a Saturday or legal holiday.

18.22          Confidentiality. Except as otherwise provided herein, including Subsection 6.2, Buyer expressly acknowledges and agrees that the transactions contemplated by this Agreement, Seller’s Documents or any information obtained during the Contingency Period concerning the Property that are not otherwise known by or available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Buyer and shall not be disclosed by Buyer unless and until the Closing occurs, except to its legal counsel, surveyor, title company, broker, accountants, consultants,

22 - Purchase and Sale Agreement

officers, partners, directors and shareholders and any prospective lenders, financial partners and their agents, consultants and representatives (the “Authorized Representatives”), and except and only to the extent that such disclosure may be necessary for its performance hereunder.  Buyer agrees that it shall instruct each of its Authorized Representatives to maintain the confidentiality of such information and at the request of Seller, to promptly inform Seller of the identity of each such Authorized Representative.  Buyer further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Buyer in connection with the Property that are not otherwise known by or readily available to the public will not be disclosed by Buyer to any third persons (other than to its Authorized Representatives) without the prior written consent of Seller.  If the purchase and sale transaction contemplated by this Agreement does not occur for any reason whatsoever, Buyer shall promptly return to Seller, and shall instruct its Authorized Representatives to return to Seller, all copies and originals of all documents and information provided to Buyer by Seller.  Nothing contained in this Subsection 18.22 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under this Subsection 18.22 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with Authorities required by reason of the transactions provided for herein.  The provisions of this Subsection 18.22 shall survive any termination of this Agreement without limitation.

18.23          Limitation of Liability. The obligations of Seller are binding only on Seller’s assets and shall not be personally binding upon, nor shall any resort be had to, any of the private properties of any of the members, managers, partners, officers, directors, shareholders, trustees or beneficiaries of Seller, or of any members, managers, partners, officers, directors, shareholders, trustees or beneficiaries of any partners of Seller, or of any of Seller’s employees or agents. The obligations of Buyer are binding only on Buyer’s assets and shall not be personally binding upon, nor shall any resort be had to, any private properties of any of the members, managers, partners, officers, directors, shareholders, trustees or beneficiaries of Buyer, or of any members, managers, partners, officers, directors, shareholders, trustees or beneficiaries of any partners of Buyer, or of any of Buyer’s employees or agents. Each party acknowledges that such party’s obligations with respect to any covenant, indemnity, representation or warranty under this Agreement which expressly survives the Closing shall be considered a “liability” for purposes of any distribution limitation imposed under the organizational laws applicable to such party, its members and/or their respective partners, members and shareholders.

18.24          Interpretation.  For purposes of this Agreement, (a) the singular includes the plural and the plural includes the singular, (b) words importing any gender include the other genders (unless the context clearly indicates otherwise), (c) the words “and” and “or” are used in the conjunctive or disjunctive as the sense and circumstances may require, (d) any form of the word “include” shall be deemed to be followed by the words “without limitation,” (e) any reference to the execution or signing of agreements, instruments or documents shall be deemed to include the “authentication” of “records” (as such terms are defined in Section 9102 of the California Commercial Code), (f) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or part of this Agreement, (g) the phrase “in and to” shall be deemed to include “under” and “with respect to” whenever appropriate, (h) the phrase “successors and assigns” shall be deemed to mean

23 - Purchase and Sale Agreement

“successors, heirs, executors, personal representatives and assigns” whenever appropriate, (i) a reference to any law, rule or regulation includes any amendment or modification thereto or thereof as well as any replacement therefor, (j) unless the context requires otherwise, references to agreements and other contractual instruments include all amendments, supplements and other modifications thereto, (k) references herein to sections, subsections, paragraphs, recitals, schedules and exhibits without further identification of the document to which reference is made are references to provisions or parts of this Agreement, (l) recitals, schedules and exhibits to this Agreement are an integral part of this Agreement, and (m) the section, subsection, paragraph and other headings of this Agreement are included solely for convenience of reference and shall not in any way alter, amend or define, or be used in the construction or interpretation of, any provision of this Agreement.

[Signatures on Following Page]

24 - Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the day and year first above written to be effective as of the Effective Date.

RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation	SHOPS AT SYCAMORE CREEK, LLC, a California limited liability company

By:WCHYP II Sycamore Investor RT LLC, a Delaware limited liability company, its manager
By: ____/s/ Stuart Tanz______________
Name: __Stuart Tanz________________
Title: ___CEO_____________________	By: ________/s/ Michael Burd___________
Date of Signature: ___9/27/10_________	Name: ______Michael Burd______________
Title: _______Vice President_____________
Date of Signature: _______9/27/10_________

Exhibits:

Exhibit A	Property Description (Recital A)
Exhibit B	Bill of Sale Form (Section 1)
Exhibit C	Assignment of Leases Form (Subsection 9.3)
Exhibit D	Assignment of Contracts and Warranties Form (Subsection 9.5)
Exhibit E	Confirmation of Contingency Period (Subsection 18.19)
Exhibit F	Grant Deed Form (Paragraph 10.4.4)
Exhibit G	8-K and Audit Requirements (Subsection 6.4)

25 - Purchase and Sale Agreement

EXHIBIT A
Property Description

Real property in the unincorporated area of the County of Riverside, State of California, described as follows:

PARCELS 2, 3 AND 4 OF PARCEL MAP NO. 36022, IN THE COUNTY OF RIVERSIDE, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 229 PAGES 96, 97 AND 98 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

Exhibit A

EXHIBIT B
Bill of Sale Form

BILL OF SALE

Shops at Sycamore Creek, LLC, a California limited liability company (“Seller”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby bargain, transfer, convey and deliver to Retail Opportunity Investments Corp., a Delaware corporation (“Buyer”), its successors and/or assigns:

All the personal property owned by Seller (collectively, “Personal Property”) located on or used in the operation of the real property commonly known as The Shops at Sycamore Creek, including all personal property listed in the attached Schedule B-1.

This Bill of Sale is executed pursuant to, and is subject to all of the provisions of, that certain Purchase and Sale Agreement, dated as of September 20, 2010, between Seller and Buyer (the “Purchase and Sale Agreement”), all the provisions of which are incorporated in this Bill of Sale by reference.  Such provisions include, but are by no means limited to, Sections 14.1 (“As Is” Condition) and 18.14 (Governing Law) of the Purchase and Sale Agreement.

SELLER:	BUYER:

SHOPS AT SYCAMORE CREEK, LLC, a California limited liability company	RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation

By: WCHYP II Sycamore Investor RT LLC, a
Delaware limited liability company, its manager	By: ________________________________
Name: ______________________________
Title: _______________________________
By: ________________________________ Name: ______________________________ Title: _______________________________ Date: _______________________________	Date: _______________________________

Exhibit B

EXHIBIT C
Assignment of Leases Form

ASSIGNMENT OF LEASES

THIS ASSIGNMENT OF LEASES (this “Assignment”) is made and entered into as of this _____ day of ______________, 2010, by and between Shops at Sycamore Creek, LLC, a California limited liability company (“Assignor”), and Retail Opportunity Investments Corp., a Delaware corporation (“Assignee”).

RECITALS

This Assignment is entered into on the basis of and with respect to the following facts, agreements and understandings:

1.          A.          Assignor, as landlord, is a party to the leases listed in the attached Schedule C-1 (the “Leases”) with respect to the real property located at ____________________________________________ (the “Property”).

B.          By grant deed recorded ________________, 2010, Assignor sold and conveyed its entire right, title and interest in and to the Property to Assignee and, in conjunction therewith, Assignor agreed to assign its interest as landlord under the Leases to Assignee and Assignee has agreed to assume the landlord’s obligations under the Leases, all as more particularly set forth in this Assignment.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements set forth herein, Assignor and Assignee agree as follows:

2.          Assignment.

Assignor hereby sells, assigns, grants, transfers and sets over to Assignee, its heirs, personal representatives, successors and assigns, all of Assignor’s right, title and interest as landlord under the Leases.

3.          Acceptance of Assignment and Assumption of Obligations.

Assignee hereby accepts the assignment of the landlord’s interest under the Leases and, for the benefit of Assignor, assumes and agrees faithfully to perform all of the obligations which are required to be performed by the landlord under the Leases.

4.          Effective Date.

The effective date of this Assignment and each and every provision hereof is and shall be _______________, 2010 (the “Effective Date”).

Exhibit C

5.          Assignor’s Indemnity of Assignee.

Assignor hereby agrees to defend (with counsel reasonably satisfactory to Assignee) indemnify, and hold harmless Assignee, its partners, and their officers, directors, employees, agents, representatives, successors, and assigns, and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys’ fees) arising out of or related to Assignor’s failure to perform the landlord’s obligations under the Leases committed or alleged to have been committed prior to the Effective Date.

6.          Assignee’s Indemnity of Assignor.

Assignee hereby agrees to defend (with counsel reasonably satisfactory to Assignor), indemnify, and hold harmless Assignor, its members, and their respective directors, officers, managers, employees, agents, representatives, successors and assigns, and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys’ fees) arising out of or related to Assignee’s failure to perform the landlord’s obligations under the Leases committed or alleged to have been committed on or after the Effective Date.

7.          Successors and Assigns.

This Assignment, and each and every provision hereof, shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

8.          Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and intended to be performed entirely therein (excluding application of any statute, rule or principle of choice or conflict of laws which would direct the application of the law of any other jurisdiction except to the extent that Section 1646.5 of the California Civil Code specifically provides otherwise).

9.          Headings and Captions.

The headings and captions of the paragraphs of this Assignment are for convenience and reference only and in no way define, describe or limit the scope or intent of this Assignment or any of the provisions hereof.

10.          Gender and Number.

As used in this Assignment, the neuter shall include the feminine and masculine, the singular shall include the plural and the plural shall include the singular, as the context may require.

Exhibit C

11.          Multiple Counterparts.

This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.          Attorneys’ Fees.

In the event that either party hereto brings an action at law or in equity to enforce or interpret or seek redress for breach of this Assignment, the prevailing party in such action shall be entitled to recover from the other its litigation expenses and reasonable attorneys’ fees in addition to all other appropriate relief.

13.          Related Agreement.

This Assignment is executed pursuant to, and is subject to all of the provisions of, that certain Purchase and Sale Agreement, dated as of September 20, 2010, between Seller and Buyer, all the provisions of which are incorporated in this Assignment by reference.

IN WITNESS WHEREOF, the parties have caused this Assignment to be executed in duplicate as of the day and year first above written.

RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation	SHOPS AT SYCAMORE CREEK, LLC, a California limited liability company

By: WCHYP II Sycamore Investor RT LLC, a
By: ________________________________	Delaware limited liability company, its manager
Name: ______________________________
Title: _______________________________	By: ________________________________
Date: _______________________________	Name: ______________________________
Title: _______________________________
Date: _______________________________

Exhibit C

EXHIBIT D
Assignment of Contracts and Warranties Form

ASSIGNMENT OF CONTRACTS AND WARRANTIES

THIS ASSIGNMENT OF CONTRACTS AND WARRANTIES (this “Assignment”) is made and entered into as of this _____ day of ______________, 2010, by and between Shops at Sycamore Creek, LLC, a California limited liability company (“Assignor”), and Retail Opportunity Investments Corp., a Delaware corporation (“Assignee”).

RECITALS

This Assignment is entered into on the basis of and with respect to the following facts, agreements and understandings:

A.          Assignor is a party to the contracts and warranties listed on the attached Schedule D-1 (collectively, the “Contracts and Warranties”) with respect to the real property located at _______________________________ (the “Property”).

B.          By grant deed recorded ________________, 2010, Assignor sold and conveyed its entire right, title and interest in and to the Property to Assignee and, in conjunction therewith, Assignor agreed to assign its interest under the Contracts and Warranties to Assignee and Assignee has agreed to assume Assignor’s obligations under the Contracts and Warranties, all as more particularly set forth in this Assignment.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements set forth herein, Assignor and Assignee agree as follows:

1.          Assignment.

Assignor hereby sells, assigns, grants, transfers and sets over to Assignee, its heirs, personal representatives, successors and assigns, all of Assignor’s right, title and interest under the Contracts and Warranties.

2.          Acceptance of Assignment and Assumption of Obligations.

Assignee hereby accepts the assignment of the Contracts and Warranties and, for the benefit of Assignor, assumes and agrees faithfully to perform all of the obligations which are required to be performed by Assignor under the Contracts and Warranties.

3.          Effective Date.

The effective date of this Assignment and each and every provision hereof is and shall be _______________, 2010 (the “Effective Date”).

Exhibit D

4.          Assignor’s Indemnity of Assignee.

Assignor hereby agrees to defend (with counsel reasonably satisfactory to Assignee), indemnify, and hold harmless Assignee, its partners and their respective officers, directors, employees, agents, representatives, successors, and assigns and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys’ fees) arising out of or related to Assignor’s failure to perform its obligations under the Contracts and Warranties committed or alleged to have been committed prior to the Effective Date.

5.          Assignee’s Indemnity of Assignor.

Assignee hereby agrees to defend (with counsel reasonably satisfactory to Assignor), indemnify, and hold harmless Assignor, its members, and their respective directors, officers, managers, employees, agents, representatives, successors and assigns, and each of them, from and against any and all claims, suits, demands, causes of action, actions, liabilities, losses, damages, costs and expenses (including attorneys’ fees) arising out of or related to Assignee’s failure to perform its obligations under the Contracts and Warranties committed or alleged to have been committed on or after the Effective Date.

6.          Successors and Assigns.

This Assignment, and each and every provision hereof, shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

7.          Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and intended to be performed entirely therein (excluding application of any statute, rule or principle of choice or conflict of laws which would direct the application of the law of any other jurisdiction except to the extent that Section 1646.5 of the California Civil Code specifically provides otherwise).

8.          Headings and Captions.

The headings and captions of the paragraphs of this Assignment are for convenience and reference only and in no way define, describe or limit the scope or intent of this Assignment or any of the provisions hereof.

9.          Gender and Number.

As used in this Assignment, the neuter shall include the feminine and masculine, the singular shall include the plural and the plural shall include the singular, as the context may require.

Exhibit D

10.          Multiple Counterparts.

This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.          Attorneys’ Fees.

In the event that either party hereto brings an action at law or in equity to enforce or interpret or seek redress for breach of this Assignment, the prevailing party in such action shall be entitled to recover from the other its litigation expenses and reasonable attorneys’ fees in addition to all other appropriate relief.

12.          Related Agreement.

This Assignment is executed pursuant to, and is subject to all of the provisions of, that certain Purchase and Sale Agreement, dated as of September 20, 2010, between Seller and Buyer, all the provisions of which are incorporated in this Assignment by reference.

IN WITNESS WHEREOF, the parties have caused this Assignment to be executed in duplicate as of the day and year first above written.

RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation	SHOPS AT SYCAMORE CREEK, LLC, a California limited liability company

By: WCHYP II Sycamore Investor RT LLC, a
By: ________________________________	Delaware limited liability company, its manager
Name: ______________________________
Title: _______________________________	By: ________________________________
Date: _______________________________	Name: ______________________________
Title: _______________________________
Date: _______________________________

Exhibit D

EXHIBIT E
Confirmation Of Contingency Periods

The parties acknowledge that the deadlines for the contingency periods in the Purchase and Sale Agreement, dated September 20, 2010, between Shops at Sycamore Creek, LLC (“Seller”) and Retail Opportunity Investments Corp. (“Buyer”) are as follows:

EVENT	EXPIRATION DATE
Contingency Period	_____________________________
Extension Period	_____________________________
Title Report Due	_____________________________
Documents Provided by Seller	_____________________________
Document Review by Buyer	_____________________________
Closing	_____________________________

RETAIL OPPORTUNITY INVESTMENTS CORP., a Delaware corporation	SHOPS AT SYCAMORE CREEK, LLC, a California limited liability company

By: WCHYP II Sycamore Investor RT LLC, a
By: ________________________________	Delaware limited liability company, its manager
Name: ______________________________
Title: _______________________________	By: ________________________________
Date of Signature: _____________________	Name: ______________________________
Title: _______________________________
Date of Signature: _____________________

Exhibit E

EXHIBIT F
Grant Deed Form

RECORDING REQUESTED BY AND WHEN RECORDED, MAIL TO: MAIL TAX STATEMENTS TO: Same as above
The undersigned grantor declares: Documentary Transfer Tax is $__________________, computed on the consideration or value of property conveyed.	(Space above this line for Recorder’s use)

GRANT DEED

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Shops at Sycamore Creek, LLC, a California limited liability company, does hereby GRANT to Retail Opportunity Investments Corp., a Delaware corporation, the real property described on Exhibit A attached hereto and incorporated herein by reference, together with all appurtenant improvements, rights, easements, tenements and estates.

See Exhibit A attached hereto and incorporated by reference herein.

Dated: ________________, 2010	Grantor: SHOPS AT SYCAMORE CREEK, LLC, a California limited liability company
By: WCHYP II Sycamore Investor RT LLC, a
Delaware limited liability company, its manager

By: ________________________________
Name: ______________________________
Title: _______________________________

Exhibit F

EXHIBIT G
8-K and Audit Requirements

For the period of time commencing on the Effective Date and continuing through the first anniversary of the Closing Date, Seller shall, from time to time, upon reasonable advance notice from Buyer, provide Buyer and its representatives, agents and employees with access to all financial and other information pertaining to the period of Seller’s ownership and operation of the Property, which information is relevant and reasonably necessary, in the opinion of Buyer or its outside third party accountants (the “Accountants”), to enable Buyer and its Accountants to prepare financial statements in compliance with any and or all of (a) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”); (b) any other rule issued by the Commission and applicable to Buyer; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer; provided, however, that in any such event(s), Buyer shall reimburse Seller for those reasonable third party, out-of-pocket costs and expenses that Seller incurs in order to comply with the foregoing requirement.  Seller acknowledges and agrees that the following is a representative description of the information and documentation that Buyer and the Accountants may require in order to comply with (a), (b) and (c) above.  Seller shall provide the following information and documentation on a per-building basis, if available (capitalized terms not defined herein shall have the meanings as ascribed to such terms in the Agreement to which this Exhibit is attached):

1.	Rent rolls for the calendar month in which the Closing occurs and the eleven (11) calendar months immediately preceding the calendar month in which the Closing occurs;

2.	Seller’s written analysis of both (a) scheduled increases in base rent required under the Leases in effect on the Closing Date; and (b) rent concessions imposed by those Leases;

3.	Seller’s internally-prepared operating statements;

4.	Access to Lease files;

5.	Most currently available real estate tax bills;

6.	Access to Seller’s cash receipt journal(s) and bank statements for the Property;

7.	Seller’s general ledger with respect to the Property, excluding Seller’s proprietary accounts;

8.	Seller’s schedule of expense reimbursements required under the Leases in effect on the Closing Date;

9.
Schedule of those items of repairs and maintenance performed by or at the direction of Seller during Seller’s final fiscal year in which Seller owns and operates the Property (the “Final Fiscal Year”);

Exhibit G

10.	Schedule of those capital improvements and fixed asset additions made by or at the direction of Seller during the Final Fiscal Year;

11.	Access (during normal and customary business hours) to Seller’s invoices with respect to expenditures made during the Final Fiscal Year; and

12.	Access (during normal and customary business hours) to responsible personnel to answer accounting questions.

Nothing herein shall require Seller to conduct its own audits or generate any requested materials that are not in its possession, custody or control.

The provisions of the foregoing information shall be for informational purposes only, shall not be deemed to be representations or warranties under this Agreement, and shall not expose Seller to any liability on account thereof.

Upon at least twenty (20) days prior written notice and not more than once during the one (1) year period, upon Buyer’s request, for a period of one (1) year after Closing, Seller shall on a one (1)-time basis only, make Seller’s books, records, existing supporting invoices and other existing substantiating documentation that are not deemed by Seller to be privileged, available to Buyer for inspection, copying and audit by Buyer’s designated accountants, at the expense of Buyer.  This obligation shall survive the Closing for a period of one (1) year and shall not be merged with any instrument of conveyance delivered at the Closing.

 Exhibit G